Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Registration Statement on Form S-4 of Leet Technology Inc. of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to operate as a going concern, with respect to our audits of the consolidated financial statements of Leet Technology Inc., as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Friedman LLP

FRIEDMAN LLP

Marlton, New Jersey

October 12, 2022